Exhibit 99.1

Media Contact: Dana Stelsel Corporate Communications Manager (765) 771-5766 dana.stelsel@wabashnational.com

Investor Relations:

Jeff Taylor

Senior Vice President and Chief Financial Officer

(765) 771-5438

jeff.taylor@wabashnational.com

Wabash National Corporation Announces
Group President for Final Mile Products

LAFAYETTE, Ind. — December 15, 2017 – Wabash National Corporation (NYSE: WNC), a diversified industrial manufacturer and North America’s leading producer of semi-trailers and liquid transportation systems, today announced the appointment of Mike Pettit as Senior Vice President and Group President, Final Mile Products effective January 1, 2018.

The Final Mile Products group (FMP) was created following the acquisition of Supreme Industries, a leading manufacturer of truck bodies. This new reporting segment includes Supreme and Wabash National truck bodies and other final mile equipment used in the growing ecommerce and home delivery markets.

Chief Executive Officer Dick Giromini stated, “With nearly 20 years in the transportation industry, Mike has gained extensive experience and understanding of strategic planning, M&A, pricing strategy, production planning, and lean manufacturing processes and principles. He has continually demonstrated his ability to excel in each and every management role that he has had throughout his career.”

President and Chief Operating Officer Brent Yeagy commented, “I am extremely excited about having Mike join the executive leadership team. As Group President for Final Mile Products, Mike will work with the cross-brand teams of Supreme and Wabash National to develop robust business plans and drive operating improvements using the Wabash Management System.”

Mr. Pettit has served as Vice President of Finance and Investor Relations since 2014, concurrently serving as the integration leader for Supreme since August 2017. He joined Wabash National in 2012 as Director of Finance for Commercial Trailer Products. Prior to Wabash National, from 1998 to 2012, Mr. Pettit held various finance positions with increasing responsibility at Ford Motor Company. In his new role he reports to President and Chief Operating Officer Brent Yeagy.

Mark D. Weber, President and Chief Executive Officer of the Company’s wholly-owned subsidiary, Supreme Industries, Inc., notified the Company of his desire to step down from this position to pursue other opportunities. Mr. Weber has been the President and Chief Executive Officer of Supreme Industries, Inc., since May 6, 2013. Mr. Weber is wished all the best in his new pursuits. His departure is effective December 31, 2017.

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About Wabash National Corporation

Wabash National Corporation (NYSE:WNC) is a diversified industrial manufacturer and North America’s leading producer of semi-trailers and liquid transportation systems. Established in 1985 in Lafayette, Indiana, the company manufactures a diverse range of products, including: dry freight and refrigerated trailers, platform trailers, bulk tank trailers, dry and refrigerated truck bodies, truck-mounted tanks, intermodal equipment, aircraft refueling equipment, structural composite panels and products, trailer aerodynamic solutions, and specialty food grade and pharmaceutical equipment. Its innovative products are sold under the following brand names: Wabash National®, Beall®, Benson®, Brenner® Tank, Bulk Tank International, DuraPlate®, Extract Technology®, Garsite, Progress Tank, Supreme®, Transcraft®, Walker Engineered Products, and Walker Transport. Learn more at www.wabashnational.com.